Exhibit 10.1

VESTING ACCELERATION AGREEMENT

THIS VESTING ACCELERATION AGREEMENT (this “Agreement”), dated as of February 25, 2026 (the “Effective Date”), is entered into by and between Alphatec Holdings, Inc. (the “Company”), and Ward W. Woods (“Director”).

WHEREAS, the Company and Director currently are parties to certain agreements related to the Company’s equity, including those certain 15,131 restricted stock units granted to Director on June 11, 2025, representing a contingent right to receive one share of the Company’s common stock for each restricted stock unit subject to certain vesting prerequisites, of which 4,269 remain unvested (the “June 2025 Grant”); and

WHEREAS, the Company has agreed to modify the June 2025 Grant as set forth in this Agreement following the departure of the Director from the Company’s Board of Directors on February 27, 2026 (the “Departure Date”).

NOW THEREFORE, for consideration duly given, the undersigned agree to the following:

1.
Accelerated Vesting of Equity Agreements. The June 2025 Grant shall become fully vested on the Departure Date.
2.
Miscellaneous.
a.
Effect on Existing Equity Agreements. This Agreement shall supersede any equity agreement with respect to the subject matter hereof. All equity agreements between the Company and Director, including as related to the June 2025 Grant, shall otherwise remain in full force and effect with respect to any subject matter not covered by this Agreement.
b.
Successors. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
c.
Amendment; Waiver; Survival. No provisions of this Agreement may be amended, modified, or waived unless agreed to in writing and signed by Director and by a duly authorized officer of the Company. No waiver by either party of any breach by the other party of any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
d.
Governing Law and Venue. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles. The sole and exclusive venue for any actions filed with a court shall be the state or Federal courts located in San Diego County, California.
e.
Validity. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.
f.
Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

g.
Entire Agreement. This Agreement sets forth the final and entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by the Company and Director, or any representative of the Company or Director, with respect to the subject matter hereof.

The undersigned do hereby agree to be bound by the terms and conditions of this Agreement.

ALPHATEC HOLDINGS, INC. By:__________________________ Name: Patrick S. Miles Title: CEO & Chairman	WARD W. WOODS By:__________________________ Name: Ward W. Woods